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                                                                    EXHIBIT 99.1


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
SpectRx, Inc. (770) 242-8723              Financial Relations Board (212) 445-8000

Bill Wells-- Media                        Alison Ziegler         Julie Tu                   Judith Sylk-Siegel
Thomas H. Muller, Jr.-- Financial         General Contact        Analyst Information        Media Contact
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                SpectRx, Inc. Announces Settlement of Arbitration


         NORCROSS, GA (December 31, 2001) -- SpectRx, Inc. (NASDAQ: SPRX) today announced that an arbitration dispute with Altea Technologies, Inc. has been resolved and that all claims made against SpectRx by Altea have been withdrawn. In exchange for Altea dropping the claims, agreeing to limit any future disputes, reducing future minimum royalty payments and other considerations, SpectRx has agreed to make changes in the timing of its royalty payments to Altea.
         SpectRx and Altea have cross-licensed technology, which is used in the

         SpectRx continuous glucose monitoring product and in Altea's drug delivery products. The SpectRx product is currently under development with Abbott Laboratories (NYSE: ABT).

         "Putting this distraction behind us is significant for SpectRx as we work with Abbott Labs to bring this important continuous glucose monitoring product to market," said Mark A. Samuels, SpectRx Chairman and CEO. "This settlement is in the best interest of the Company as we settle several outstanding issues. It also allows both companies to put more focus on delivering products to improve the lives of people with diabetes."
         Under terms of the settlement, Altea has agreed to: withdraw all claims against SpectRx; reduce minimum royalty payments after December 31, 2004; keep separate any future intellectual property; limit royalty payments to product sales; and limit any potential future disputes to a streamlined resolution process. In exchange, SpectRx will pay an advance on future royalties of up to $2.0 million over the minimum royalty otherwise due in 2002.

         The arbitration had involved interpretation of language involving a joint development program, assignment of certain patent rights and the definition of commercialization, each as applied to SpectRx's existing license with Altea.

                                   ###MORE###

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         SPECTRX/ALTEA
         DECEMBER 31, 2001
         PAGE 2

         SpectRx, a specialty point-of-care medical technology company, develops and manufactures non-invasive and minimally invasive diagnostic and monitoring systems. The company employs leading-edge biophotonics, or the use of light and spectral energies, to develop painless point-of-care alternatives to blood- and tissue-based procedures. Through internal product development and partnerships with major health care companies, SpectRx focuses on key niche and large diagnostic markets, primarily oncology, endocrinology and neonatology. The Company's handheld, FDA-cleared BiliChek(TM) (sold internationally as BiliCheck(TM)) is the first commercially available noninvasive painless monitor for infant jaundice. Under development are products for the noninvasive detection of cervical cancer and Type II diabetes, and a consumer device for continuous glucose monitoring. For more information, visit SpectRx's web sites at www.spectrx.com and www.bilicheck.com, or use Internet keyword spectrx.

         "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the early stage of its products in development, its dependence on collaborative arrangements, its dependence on licensed intellectual property, the uncertainty of market acceptance of its products, the uncertainty of regulatory approval of its products, the uncertainty of capital to develop products, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and in the Forms 10-Q for the first quarter, second quarter and third quarter of 2001 filed by SpectRx.

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